Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of American Beacon Funds of our reports dated October 28, 2022, relating to the financial statements and financial highlights, which appear in American Beacon The London Company Income Equity Fund’s, American Beacon SiM High Yield Opportunities Fund’s and American Beacon Zebra Small Cap Equity Fund’s (three of the series constituting American Beacon Funds) Annual Reports on Form N-CSR for the period ended August 31, 2022. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Other Service Providers”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 23, 2022